Jeffrey S. Mathiesen
Vice President and Chief Financial Officer
Delphax Technologies Inc.
12500 Whitewater Drive
Minnetonka, Minnesota 55343

								April 12, 2005

Re:	Delphax Technologies Inc.
	Form 10-K for the year ended September 30, 2004
	Filed December 29, 2004
	File No. 000-10691



Dear Mr. Mathiesen:

	We have completed our review of your Form 10-K and related filings and do not, at this time, have any further comments.


								Sincerely,


								Martin F. James
								Senior Assistant Chief
Accountant